Exhibit 99.1

NEWS

RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Kristine Grow, 215-238-3538	Bobbi Chaville, 215-238-3726
grow-kristine@aramark.com	chaville-bobbi@aramark.com

ARAMARK REPORTS RECORD FIRST-QUARTER SALES AND EARNINGS

•	Sales increase 7 percent to $2.9 billion

•	Organic sales grow 6 percent

PHILADELPHIA, February 8, 2006 – ARAMARK Corporation (NYSE: RMK), a world leader in providing professional services, today reported record sales of $2.9 billion for the first quarter of 2006, a 7 percent increase over the prior year quarter. Organic sales growth was 6 percent.

Diluted earnings per share were up 11 percent to $0.42 excluding an $0.08 benefit from a favorable tax adjustment, and were up 16 percent excluding both the tax adjustment and the $0.02 impact from the expensing of employee stock options. Reported net income was $93 million and diluted earnings per share were $0.50.

Chief Executive Officer’s Comments

“We had a solid start to the fiscal year,” said Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK. “I am particularly pleased that net income was a record for a first quarter. Companywide, our margin improved as a result of solid growth and effective cost control, with significant margin improvement in our U.S. and international food and support services segments, as well as in our uniform rental business.”

First-Quarter Results

In the Food and Support Services – U.S. segment, sales increased 6 percent from the prior year quarter to $1.9 billion, due to strong growth in the Education, Corrections and Refreshments businesses and the return of the National Hockey League season. Organic sales growth was 7 percent. Segment operating income rose 16 percent to $110.2 million.

Sales in the Food and Support Services – International segment grew 13 percent to $623 million, with organic sales growth of 7 percent, reflecting strong sales growth in Canada, Germany and Chile. Segment operating income was up 17 percent to $24.6 million, driven by improved profit performance in the United Kingdom, Canada and Germany.

Subsequent to the end of the first quarter, ARAMARK completed the acquisition of a food service company in China, further expanding its service capabilities and scale in this dynamic economy. ARAMARK now has more than 8,000 employees in China providing an array of food and facilities services.

Demonstrating the company’s leadership in serving sports and entertainment venues globally, ARAMARK will manage food services at several German stadiums for the FIFA World Cup this summer. The FIFA World Cup is the world’s premier soccer event and one of the world’s most popular sporting events, with anticipated total attendance of more than two million.

In the Uniform and Career Apparel – Rental segment, sales increased 7 percent to $296 million. Organic growth was 6 percent. Segment operating income increased 8 percent to $33.1 million, despite significantly higher energy costs.

Sales in the Uniform and Career Apparel – Direct Marketing segment were $125 million, a 1 percent decrease from the prior year quarter. Segment operating income declined to $7 million.

ARAMARK Named to Forbes Platinum 400

ARAMARK has been named to the 2006 Forbes Platinum 400 – Forbes magazine’s choice for the best publicly held companies in the United States.

“We are proud to be on such a distinguished list of business leaders,” said Neubauer. “We believe that the key to our success is our unique approach to the professional services we provide, focusing on excellent experiences for our customers through superior partnerships with our clients. By enabling our clients to fulfill their mission and vision, we increase the satisfaction of our clients and their customers, resulting in expanded opportunities to drive profitable growth.”

Second-Quarter Guidance

ARAMARK anticipates second quarter 2006 sales of $2.75 billion to $2.85 billion and diluted earnings per share between $0.28 and $0.30.

Conference Call and Related Financial Information

In conjunction with its first quarter earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on February 8, 2006 at 10:00 a.m. Eastern Time. Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website.

The balance sheet, income statement and other financial information related to the first quarter of fiscal 2006 are attached to this press release and can also be found on the Investor Relations section of ARAMARK’s website at www.aramark.com.

Certain previously undisclosed financial information, as well as reconciliations of non-GAAP financial measures that are disclosed in the conference call, will also be available on the Investor Relations section of ARAMARK’s website.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to health care institutions, universities and school districts, stadiums and arenas, and corporations, as well as providing uniform and career apparel. ARAMARK was ranked number one in its industry in the 2005 FORTUNE 500 survey and was also named one of “America’s Most Admired Companies” by FORTUNE magazine in 2005, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers. Headquartered in Philadelphia, ARAMARK has approximately 240,000 employees serving clients in 19 countries. Learn more at the company’s Web site, www.aramark.com

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of further unionization of our workforce; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration issues and costs; our ability to integrate and derive the expected benefits from our recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the impact of natural disasters on our sales and operating results; the risk that clients may become insolvent; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to food services, the environment, the Federal school lunch program, Federal and state employment and wage and hour laws and import and export controls and customs laws; dram shop compliance and litigation; contract compliance and administration issues, inability to retain current clients and renew existing client contracts; determination by customers to reduce their outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings”

and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings, copies of which may be obtained by contacting ARAMARK’s investor relations department via its website www.aramark.com.

# # #

Editor’s Note: ARAMARK defines organic growth as sales growth adjusted to exclude the effects of acquisitions, divestitures and the impact of currency translation.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	December 30, 2005	December 31, 2004
Sales	$2,925,928	$2,730,233

Costs and Expenses:
Cost of services provided	2,641,593	2,474,040
Depreciation and amortization	81,897	77,655
Selling and general corporate expenses	43,819	34,574

	2,767,309	2,586,269

Operating income	158,619	143,964
Interest and other financing costs, net	34,089	31,275

Income before income taxes	124,530	112,689
Provision for income taxes	31,409	40,243

Net income	$93,121	$72,446

Earnings Per Share:
Basic	$0.51	$0.39
Diluted	$0.50	$0.38

Weighted Average Shares Outstanding:
Basic	183,696	185,623
Diluted	185,513	188,838

Note: Fiscal 2006 net income includes a $14.9 million ($0.08 per share) favorable income tax adjustment based on the settlement of certain open tax years.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	December 30, 2005	September 30, 2005
Assets
Current Assets	$1,456,861	$1,443,227
Property and Equipment, net	1,187,683	1,211,454
Goodwill	1,682,267	1,682,749
Other Assets	824,634	819,670

	$5,151,445	$5,157,100

Liabilities and Shareholders’ Equity
Current Liabilities (1)	$1,304,360	$1,518,680
Long-Term Borrowings	1,971,949	1,794,522
Other Liabilities	496,725	518,434
Total Shareholders’ Equity	1,378,411	1,325,464

	$5,151,445	$5,157,100

(1)	- Includes $37.8 million and $46.4 million of current maturities of long-term borrowings as of December 30, 2005 and September 30, 2005, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	December 30, 2005	December 31, 2004
Cash flows from operating activities:
Net income	$93,121	$72,446
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	81,897	77,655
Income taxes deferred	(18,325)	(2,635)
Changes in noncash working capital	(218,794)	(244,949)
Net proceeds from sale of receivables	5,100	45,000
Other operating activities	2,435	(10,117)

Net cash used in operating activities	(54,566)	(62,600)

Cash flows from investing activities:
Net purchases of property and equipment and client contract investments	(57,290)	(66,135)
Acquisitions and other investing activities	(5,238)	(30,249)

Net cash used in investing activities	(62,528)	(96,384)

Cash flows from financing activities:
Net proceeds from long-term borrowings	170,867	208,659
Payment of dividend	(12,662)	(10,040)
Proceeds from issuance of common stock	7,186	6,812
Repurchase of stock and other financing activities	(55,876)	(57,422)

Net cash provided by financing activities	109,515	148,009

Decrease in cash and cash equivalents	$(7,579)	$(10,975)

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	December 30, 2005	December 31, 2004
Sales
Food and Support Services - United States	$1,882,447	$1,776,531
Food and Support Services - International	623,158	552,010
Uniform and Career Apparel - Rental	295,721	276,174
Uniform and Career Apparel - Direct Marketing	124,602	125,518

	$2,925,928	$2,730,233

Operating Income
Food and Support Services - United States	$110,223	$94,674
Food and Support Services - International	24,632	21,141
Uniform and Career Apparel - Rental	33,116	30,626
Uniform and Career Apparel - Direct Marketing	6,985	8,310
Corporate	(16,337)	(10,787)

	$158,619	$143,964

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

DILUTED EARNINGS PER SHARE EXCLUDING UNUSUAL ITEMS AND THE IMPACT OF EXPENSING EMPLOYEE STOCK OPTIONS

(Unaudited)

Fiscal 2006 net income includes a $14.9 million favorable income tax adjustment based on the settlement of certain open tax years. Additionally, effective October 1, 2005, the Company adopted SFAS No. 123R, “Accounting for Stock-Based Compensation,” and related interpretations and began expensing the grant date fair value of employee stock options. Prior to October 1, 2005, the Company applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options in the prior year, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. Management believes that presentation of diluted earnings per share adjusted to eliminate the impact of the favorable income tax adjustment and expensing employee stock options provides useful information to investors because it enhances comparability between the current year and prior year reporting periods.

	Three Months Ended		% Change
	December 30, 2005	December 31, 2004
Earnings Per Share - Diluted (as reported)	$0.50	$0.38	32%
Less: Favorable income tax adjustment	(0.08)	—

Earnings Per Share - Diluted (excluding favorable income tax adjustment)	$0.42	$0.38	11%

Add: Impact of expensing employee stock options	0.02	—

Earnings Per Share - Diluted (as adjusted)	$0.44	$0.38	16%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the quarterly periods adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation (organic growth), provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change
	December 30, 2005	December 31, 2004
ARAMARK Corporation Consolidated Sales (as reported)	$2,925,928	$2,730,233	7%
Effect of Currency Translation	—	(13,420)
Effect of Acquisitions and Divestitures	(52,069)	(16,268)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,873,859	$2,700,545	6%

Food and Support Services - International - Sales (as reported)	$623,158	$552,010	13%
Effect of Currency Translation	—	(13,420)

Food and Support Services - International - Sales (excluding translation)	623,158	538,590	16%

Effect of Acquisitions and Divestitures	(47,789)	—

Food and Support Services - International - Sales (as adjusted)	$575,369	$538,590	7%